EXHIBIT 5.1

May 17, 2004

Secure Computing Corporation

4810 Harwood Road

San Jose, California 95124

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Secure Computing Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 17, 2004 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of its common stock, par value $0.01 per share (the “Shares”) with an aggregate offering price of up to $70,000,000. The Shares are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the Prospectus (the “Prospectus Supplements”). The Shares may be sold pursuant to a definitive underwriting, purchase or similar agreement (the “Underwriting Agreement”) to be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

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Secure Computing Corporation May 17, 2004 Page 2

(a)	The Amended and Restated Certificate of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware as of May 12, 2004 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(b)	The Bylaws of the Company, as amended to date, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors of the Company (the “Board”) relating to the Registration Statement, and (ii) certifying as to certain factual matters;

(d)	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of May 12, 2004;

(e)	The Registration Statement; and

(f)	A Certificate of Wells Fargo Bank Minnesota N.A., Shareowner Services, the Company’s transfer agent, dated May 13, 2004, as to the number of shares of Common Stock of the Company that were outstanding as of May 12, 2004.

This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement, as finally amended (including all post-effective amendments), has become effective and remains effective during the period when the Shares are offered and sold; (ii) an appropriate Prospectus Supplement with respect to the Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Shares are to be sold pursuant to an Underwriting Agreement, such Underwriting Agreement with respect to the Shares has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of

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the Company have taken all necessary corporate action to approve the issuance of the Shares and all matters related thereto; (v) the Shares have been offered, issued and sold in accordance with the terms of the Registration Statement, or any post-effective amendment thereto, and any Prospectus and Prospectus Supplement relating thereto; (vi) there are a sufficient number of authorized but unissued shares of Common Stock reserved for issuance when the Shares are offered and sold; (vii) appropriate certificates evidencing the Shares have been executed and delivered by the Company; (viii) the full consideration stated in the Underwriting Agreement, or as otherwise contemplated by the Registration Statement, or any post-effective amendment thereto, and any Prospectus and Prospectus Supplement relating thereto, has been paid for the Shares; and (ix) all applicable securities laws have been complied with, it is our opinion that, when issued and sold by the Company, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto.

Very truly yours,

/s/ Heller Ehrman White & McAuliffe LLP